Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Select Bancorp, Inc.

Dunn, North Carolina

We consent to the use of our reports dated March 14, 2017 with respect to the consolidated financial statements of Select Bancorp and Subsidiary as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, appearing in the Annual report on Form 10-K of the Company for the year ended December 31, 2016, incorporated herein by reference, and to the reference to our firm under the caption “Experts” in the registration statement.

Raleigh, North Carolina

October 19, 2017